UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2023
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Skyward Specialty Insurance Group, Inc.
(Exact name of registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation or organization)	001-41591 (Commission File Number)	14-1957288 (I.R.S. Employer Identification Number)
800 Gessner Road, Suite 600 Houston, Texas		77024-4284
(Address of principal executive offices)		(Zip Code)
(713) 935-4800
(Registrant's telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.01	SKWD	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 12b-2 of the Exchange Act.

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 - Entry into a Material Definitive Agreement
On March 29, 2023, Skyward Specialty Insurance Group, Inc. (the "Company"), a Delaware corporation, entered into a Credit Agreement (the “Facility”) by and among the Company as Borrower, the lenders from time to time parties thereto (each a “Lender” and collectively, the “Lenders”), Truist Bank as Administrative Agent (the “Agent”). The initial maximum principal amount of the Facility is $150.0 million. The Facility provides that the Company may utilize a portion of the maximum principal amount, not to exceed $30.0 million, for the issuance of one or more letters of credit. Maximum capacity under the Facility may be increased by up to $50.0 million through the exercise by the Company of an uncommitted accordion feature through which existing and new Lenders may, at their option, agree to provide additional financing on the same terms, subject to certain conditions.
Amounts drawn under the Facility will bear interest at either term SOFR plus a margin, which will range from 150 basis points to 190 basis points, or the base rate plus a margin, which will range from 50 basis points to 90 basis points, each depending on the Company’s debt to capitalization ratio. SOFR will be calculated using a SOFR floor of 0.00% and a credit spread adjustments of 0.10%. The base rate will be the highest of (i) the Agent’s then current prime lending rate, (ii) the Federal Funds Rate plus 0.50%, (iii) SOFR plus 1.00% and (iv) zero percent (0%). In addition, the Company will also pay a fee ranging from 0.20% to 0.35% on average daily undrawn amounts under the Facility, depending on the Company’s debt to capitalization ratio. The availability period under the Facility will terminate on March 29, 2028.
The Facility includes customary covenants, including certain limitations on the incurrence by the Company of additional indebtedness exceeding $10.0 million and on the Company’s ability to make distributions to its stockholders, or redeem, repurchase or retire shares of stock, upon the occurrence of certain events and certain financial covenants, including financial covenants relating to the Company’s minimum consolidated net worth, maximum total debt to capitalization, minimum A.M. Best rating and minimum liquidity, as well as customary events of default.
The Facility is unsecured. In connection with the Credit Agreement, on March 29, 2023, the Company’s non-insurance company subsidiaries entered into a Guaranty Agreement (the “Guaranty Agreement”), pursuant to which the Company’s obligations under the Facility are guaranteed by the such subsidiaries and subsequently acquired or organized subsidiaries, subject to certain exceptions.
The foregoing descriptions of the Facility and the Guaranty Agreement are not complete and are each qualified in their entirety by reference to the full text of such agreement, which are attached hereto as Exhibits 10.1 and 10.2.
Item 1.02 - Termination of a Material Definitive Agreement
On March 29, 2023, in connection with its entry into the Facility described in Item 1.01 of this Current Report, the Company terminated its Credit Agreement dated as of December 11, 2019, between the Company and Prosperity Bank (the “Prior Agreement”). In connection with the termination of the Prior Agreement, the Company fully repaid all amounts outstanding thereunder.
Item 2.03 - Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.
Item 9.01 - Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
10.1	Credit Agreement, dated March 29, 2023, by and among Skyward Specialty Insurance Group, Inc., the lenders from time to time party thereto and Truist Bank, as administrative agent.
10.2	Guaranty Agreement, dated March 29, 2023, by and among Skyward Service Company, Skyward Underwriters Agency, Inc., the loan parties identified on the signature pages thereto and Truist Bank.
104.1	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKYWARD SPECIALTY INSURANCE GROUP, INC.

Date:	April 3, 2023	/s/ Leslie Shaunty
Leslie Shaunty
General Counsel